Exhibit 99.1

Big Sky Growth Partners, Inc.

Announces Pricing of $300 Million Initial Public Offering

Seattle, WA – April 28, 2021 – Big Sky Growth Partners, Inc. (the “Company”), a special purpose acquisition company, today announced the pricing of its initial public offering of 30,000,000 units, at a price to the public of $10.00 per unit. The units are expected to begin trading on The Nasdaq Stock Market (“Nasdaq”) on April 29, 2021 under the symbol “BSKYU”. The offering is expected to close on May 3, 2021, subject to customary closing conditions.

Each unit consists of one share of Class A common stock and one-fourth of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock. Once the securities comprising the units begin separate trading, the Class A common stock and redeemable warrants are expected to be traded on Nasdaq under the symbols “BSKY” and “BSKYW”, respectively.

Goldman Sachs & Co. LLC is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option from the date of the final prospectus for the offering to purchase up to 4,500,000 additional units at the initial public offering price.

A registration statement relating to the securities became effective on April 28, 2021. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, for free by visiting EDGAR on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov. Alternatively, copies may be obtained, when available, from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Big Sky Growth Partners, Inc.

Big Sky Growth Partners, Inc. is a newly organized blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may choose to partner with a company in any sector, it intends to focus its search on digitally native Internet Retail and Direct-to-Consumer companies.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including statements regarding the initial public offering and search for a business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Lauren Neiswender, Chief Financial Officer and Chief Legal Officer

Big Sky Growth Partners, Inc.

(406) 351-0820